As filed with the Securities and Exchange Commission on June 20, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Endo Pharmaceuticals Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		13-4022871
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
100 Endo Boulevard Chadds Ford, PA 19317
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan

(Full Title of the Plan)

Caroline B. Manogue

Executive Vice President, Chief Legal Officer and Secretary

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

(610) 558-9800

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Eileen T. Nugent

Regina Olshan

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share
The American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan	5,269,152 shares	$38.70 (2)	$203,916,182.40	$23,674.67

(1)	This registration statement shall also cover any additional shares of common stock which may become issuable under the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”); such computation is based on the average of the high and low prices for a share of the registrant’s common stock on June 16, 2011, as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE

On April 10, 2011, Endo Pharmaceuticals Holdings Inc., a Delaware corporation (herein referred to as “Registrant”), NIKA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Endo (“Merger Sub”) and American Medical Systems Holdings, Inc., a Delaware corporation (“AMS”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into AMS (the “Merger”) on June 17, 2011, with AMS surviving the Merger as an indirect wholly-owned subisidiary of Registrant. At the consummation of the Merger (the “Effective Time”), each outstanding share of common stock, par value $0.01, of AMS (each, an “AMS Share”) was converted into the right to receive cash in an amount per AMS Share (subject to any applicable withholding tax) equal to $30.00 without interest, upon the surrender of the certificate, if any, representing such shares in accordance with the Merger Agreement.

In addition, at the effective time of the Merger each unvested option to purchase an AMS Share granted under any stock option plan of AMS which was outstanding immediately prior to the Effective Time, and did not vest as a result of the Merger, was converted into an option to acquire the number of shares of common stock, par value $0.01, of Registrant (each, an “Endo Share”) equal to (i) the number of AMS Shares subject to such unvested option multiplied by (ii) (1) $30 divided by (2) the average of the closing prices of Endo Shares on the Nasdaq Global Select Market for the ten trading days ending on (and inclusive of) the trading day that was two trading days prior to the closing of the Merger (the “Equity Exchange Ratio”). Also pursuant to the Merger Agreement, each outstanding AMS Share that was subject to vesting conditions or other restrictions as of the Effective Time granted under any stock option plan of AMS which was outstanding immediately prior to the Effective Time, and did not vest as a result of the Merger, was adjusted as necessary to provide that, as of the Effective Time, each such unvested share award was converted into a restricted share award payable in Endo Shares equal to (i) the number of AMS Shares subject to such unvested share award multiplied by (ii) the Equity Exchange Ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the U.S. Securities Act of 1933 (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011 (the “Form 10-K”), that contains audited consolidated financial statements of Endo Pharmaceuticals Holdings Inc. and its subsidiaries for the fiscal year ended December 31, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on April 29, 2011;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(d)	The description of the Common Stock contained in the Registration Statement on Form 8-A dated July 12, 2000, filed with the SEC by the Company to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, any and all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

As authorized by section 145 of the Delaware General Corporation Law, each director and officer of a corporation may be indemnified by the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred regarding the defense or settlement of threatened, pending or completed legal proceedings. Each director or officer will have the right of indemnification if he or she:

•	is involved in the legal proceeding because he or she is or was a director or officer of the corporation;

•	acted in good faith and in a manner that he or she reasonably believed was in the best interests of the corporation; and

•	in a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

However, if the legal proceeding is by or in the right of the corporation, the director or officer may not be indemnified for claims, issues or matters as to which the director or officer is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless a court determines otherwise.

Article SIXTH of our amended and restated certificate of incorporation contains provisions that authorize the indemnification of directors and officers. Under article SIXTH, we will indemnify our directors and officers to the fullest extent authorized or permitted by law against expenses, judgments, fines and amounts paid in settlement. In addition, this right of indemnification continues to persons who have ceased to be our directors or officers and to his or her heirs, executors and personal and legal representatives. However, unless the legal proceeding was authorized or consented to by our board of directors, we are not obligated to indemnify a director or officer, or his or her heirs, executors or personal or legal representatives, regarding the proceeding initiated by the same director or officer, or his or her heirs, executors or personal or legal representatives. Finally, article SIXTH provides that a repeal or modification of article SIXTH by the stockholders must not adversely affect the rights to indemnification of directors and officers regarding any acts or omissions that occurred before the repeal or modification.

Set forth below are material provisions of article EIGHTH of our amended and restated by-laws that authorize the indemnification of directors and officers:

•

Section 2 of article EIGHTH states that if a director or officer is adjudged to be liable to us by a court of law there would be no right of indemnification unless the court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity.

•

Under section 3 of article EIGHTH, authorization as to whether a director or officer should be indemnified is made (a) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (b) by independent legal counsel in a written opinion if there are no directors who are not parties to the action, suit or proceeding, or (c) by the stockholders. However, if a director or officer has been successful on the merits or defense of the action, suit or proceeding, then that person will be indemnified without authorization.

•	According to section 5 of article EIGHTH, directors or officers may apply to the Court of Chancery in the State of Delaware for indemnification.

•

Section 6 of article EIGHTH provides that the directors and officers have the right to be reimbursed for the expenses incurred in defending or participating in a legal proceeding in advance of the proceeding’s final disposition.

•

Pursuant to section 8 of article EIGHTH, we may purchase and maintain insurance on behalf of persons who are or were directors or officers whether or not we would have the power or the obligation to indemnify those persons.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this registration statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Endo Pharmaceuticals Holdings Inc. (incorporated herein by reference to Exhibit 3.1 of the Form 10-Q for the Quarter ended June 30, 2008 filed with the Commission on August 1, 2008).

4.2	Amended and Restated By-laws of Endo Pharmaceuticals Holdings Inc. (incorporated herein by reference to Exhibit 3.2 of the Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 1, 2010).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chadds Ford, Commonwealth of Pennsylvania, on June 20, 2011.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ Caroline B. Manogue
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Caroline B. Manogue, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* David P. Holveck	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2011

* Alan G. Levin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 20, 2011

* Daniel A. Rudio	Vice President, Controller and Principal Accounting Officer	June 20, 2011

* Roger H. Kimmel	Chairman and Director	June 20, 2011

* John J. Delucca	Director	June 20, 2011

* Nancy J. Hutson, Ph.D.	Director	June 20, 2011

* Michael Hyatt	Director	June 20, 2011

* William P. Montague	Director	June 20, 2011

* David B. Nash, M.D., M.B.A.	Director	June 20, 2011

* Joseph C. Scodari	Director	June 20, 2011

* William F. Spengler	Director	June 20, 2011

* By:	/s/ Caroline B. Manogue
Caroline B. Manogue
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Endo Pharmaceuticals Holdings Inc. (incorporated herein by reference to Exhibit 3.1 of the Form 10-Q for the Quarter ended June 30, 2008 filed with the Commission on August 1, 2008).

4.2	Amended and Restated By-laws of Endo Pharmaceuticals Holdings Inc. (incorporated herein by reference to Exhibit 3.2 of the Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 1, 2010).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).